Exhibit 23.1

KPMG LLP Mission Towers I Suite 600 3975 Freedom Circle Drive Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 15, 2024, with respect to the consolidated financial statements of Gen Digital Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Santa Clara, California
October 31, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.